UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2015

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

On December 16, 2015, Omega Healthcare Investors, Inc. (“Omega”) entered into a $250 million senior unsecured term loan facility (the “2015 Term Loan Facility”). The 2015 Term Loan Facility matures on December 16, 2022.

The 2015 Term Loan Facility is being provided pursuant to a Credit Agreement, dated as of December 16, 2015 (the “2015 Credit Agreement”), among Omega, as borrower, certain of Omega’s subsidiaries identified in the 2015 Credit Agreement, as guarantors, a syndicate of financial institutions, as lenders (together with other lenders from time to time becoming signatory to the 2015 Credit Agreement, as lenders, the “2015 Lenders”), and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent. Omega’s obligations in connection with the 2015 Term Loan Facility are jointly and severally guaranteed by Omega’s subsidiaries as of December 16, 2015 (other than those designated as “unrestricted subsidiaries” or that do not own unencumbered real property or guarantee other funded debt) for the benefit of the administrative agent and the 2015 Lenders. Additional subsidiaries created or acquired by Omega after that date (unless designated as unrestricted subsidiaries) will also be required to guarantee Omega’s obligations in connection with the 2015 Term Loan Facility, if such future subsidiaries are domestic subsidiaries and (i) own unencumbered real property or (ii) guarantee other unsecured funded debt; provided, however, if any foreign subsidiary provides a guaranty of unsecured funded debt of Omega or any domestic subsidiary, then Omega shall cause each such foreign subsidiary to guarantee Omega’s obligations in connection with the 2015 Term Loan Facility.

The material terms of the 2015 Credit Agreement are as follows:

Term Loan Advance and Repayment. The entire amount of the 2015 Term Loan Facility was advanced on December 16, 2015. The 2015 Term Loan Facility does not amortize and is due and payable in full on December 16, 2022.

Use of Proceeds of 2015 Term Loan Facility. Among other things, proceeds from borrowing under the 2015 Term Loan Facility may be used to refinance existing indebtedness, to finance acquisitions and to fund working capital, capital expenditures and other general corporate purposes, including, without limitations, the enhancement and financing of healthcare related property.

Interest Rates and Fees. The interest rates per annum applicable to the 2015 Term Loan Facility are the London interbank offered rate (the “Eurodollar Rate”) plus the applicable margin (as described below) or, at our option, the base rate, which will be the highest of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate determined on such day for a Eurodollar Loan with an interest period of one month plus 1.0%, plus, in each case, the applicable margin (as described below). If either the Eurodollar Rate or the base rate is less than zero, such rate shall be deemed zero.

The applicable margins with respect to the 2015 Term Loan Facility are determined in accordance with a performance grid based on the investment grade ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings with respect to any non-credit-enhanced senior unsecured long-term debt of Omega or Omega OP, as the case may be. The applicable margin for the 2015 Term Loan Facility may range from 2.35% to 1.40% in the case of Eurodollar advances, and from 1.35% to 0.40% in the case of base rate advances. The default rate on the 2015 Term Loan Facility is 2.0% above the interest rate otherwise applicable to base rate loans.

Prepayments; Reduction or Termination of Commitments. The 2015 Term Loan Facility may be prepaid at any time in whole or in part without fees or penalty, provided, however, that any prepayment made on or prior to December 16, 2016 shall be accompanied by a prepayment premium equal to 2.0% of the principal amount so prepaid and any prepayment made after December 16, 2016 but on or before December 16, 2017 shall be accompanied by a prepayment premium equal to 1.0% of the principal amount so prepaid. Principal amounts prepaid or repaid under the 2015 Term Loan Facility may not be reborrowed.

Covenants. The 2015 Credit Agreement contains customary affirmative and negative covenants, including, without limitation, limitations on indebtedness; limitations on investments; limitations on liens; limitations on mergers and consolidations; limitations on sales of assets; limitations on transactions with affiliates; limitations on negative pledges; limitations on prepayment of debt; limitations on use of proceeds; limitations on changes in lines of business; limitations on repurchases of Omega capital stock if a default or event of default exists; and maintenance of Omega’s REIT status. In addition, the 2015 Credit Agreement contains financial covenants, including, without limitation, those relating to maximum total leverage, maximum secured leverage, maximum unsecured leverage, minimum fixed charge coverage, minimum consolidated tangible net worth, minimum unsecured debt yield, minimum unsecured interest coverage and maximum distributions.

Events of Default. The 2015 Credit Agreement includes customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, material breach of representations and warranties, covenant defaults, cross-defaults, a change of control, bankruptcy events, material unsatisfied or unstayed judgments and loss of Omega’s REIT status.

Right to Increase Maximum Borrowings. Pursuant to the terms and subject to the conditions of the 2015 Credit Agreement, the 2015 Lenders have agreed that Omega may add one or more incremental tranches of term loans to the 2015 Term Loan Facility in an aggregate principal amount of all such incremental tranches of term loans not to exceed $150,000,000.

The 2015 Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The description of the 2015 Credit Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference thereto.

As a result of exposure to interest rate movements associated with the 2015 Term Loan Facility, on December 16, 2015, Omega entered into various forward-starting interest rate swap arrangements, which effectively converted $250 million of Omega's variable-rate debt based on one-month LIBOR to an aggregate fixed rate of approximately 3.8005% effective December 2016. This fixed rate could vary up by 55 basis points or down by 40 basis points based on future changes to Omega's credit ratings. Each of these swaps begins on December 30, 2016 and matures in December 2022. Omega expects these interest rate swaps to be effective for hedge accounting purposes. The purpose of entering into the swaps was to reduce Omega's exposure to variable interest rates. The interest rate swaps settle on a monthly basis when interest payments are made and will occur through the maturity date of the 2015 Term Loan Facility.

Item 2.03 Creation of a Direct Financial Obligation

 See Item 1.01 above, which is incorporated herein by reference, for a discussion of the creation of a direct financial obligation under the 2015 Term Loan Facility.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of December 16, 2015, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent for such lenders.

10.2	Second Amendment to Credit Agreement, dated as of August 7, 2015, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and Bank of America, N.A., as administrative agent for such lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: December 22, 2015	By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of December 16, 2015, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent for such lenders.

10.2	Second Amendment to Credit Agreement, dated as of August 7, 2015, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and Bank of America, N.A., as administrative agent for such lenders.